Exhibit 99.1
NEWS RELEASE
For further information contact
Richard Preckel, 636-733-1600
STOCKHOLDERS OF MAVERICK TUBE CORPORATION
APPROVE MERGER WITH TENARIS S.A.
ST. LOUIS, October 2, 2006 — Maverick Tube Corporation (NYSE:MVK) announced today that the stockholders of Maverick have approved the previously announced merger with a subsidiary of Tenaris S.A. at a special meeting held on Monday, October 2nd. Upon consummation of the merger, Maverick will become a wholly owned subsidiary of Tenaris S.A. All other conditions to the merger have been satisfied and the parties expect that the merger will be consummated on October 5, 2006.
There were 25,634,954 votes cast at the special meeting in favor of the merger representing approximately 69.4% of the 36,954,313 shares entitled to vote.
Under the terms of the merger agreement, Maverick stockholders will receive $65 in cash for each share of Maverick common stock they own. Maverick stockholders will receive letters of transmittal from the paying agent for the transaction shortly after the merger is completed for them to complete and return with their stock certificates to receive their per share merger consideration.
“As we complete the final steps towards Maverick’s acquisition by Tenaris, I would once again like to thank all of the members of the Maverick family — customers, suppliers, stockholders, directors and, especially, employees,” said Maverick’s Chief Executive Officer, C. Robert Bunch. “Working together for mutual benefit, you have created a company of which we can all be proud.”
Maverick Tube Corporation is a St. Louis, Missouri based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, standard pipe, pipe piling, and mechanical tubing) used in various applications.
Forward-Looking Statements
This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of Maverick. Furthermore, statements about the expected timing, completion and effects of the proposed merger and all other statements in this filing other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.
All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Maverick may not be able to complete the proposed merger because of a number of factors, including the failure of Maverick’s stockholders to approve the merger, the failure to obtain regulatory approvals or the failure to satisfy other closing conditions. Factors that may affect the business or financial results of Maverick include those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2005, as amended. Maverick assumes no obligation to update any forecast or forward-looking statements included in this document, except as required by law.